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                                   CORNERCAP
                                 GROUP OF FUNDS





November 29, 2004

On July 28, 2004, Tait, Weller and Baker was removed as Independent Register Public Accounting Firm from the CornerCap Group of Funds. Tait, Weller and Baker was previously engaged as Independent Registered Public Accounting Firm to audit the Funds financial statements.

Tait, Weller and Baker issued reports as of March 31, 2004 and March 31, 2003. Such reports did not contain adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principals.

The decision to remove Tait, Weller and Baker was approved by the Funds Audit Committee and ratified by the Funds Board of Directors.

At no time proceeding the removal of Tait, Weller and Baker were there disagreements with Tait, Weller and Baker on any matter of accounting principals or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tait, Weller and Baker would have caused it to make reference to the subject matter of the disagreements in connection with its report. At no time preceding the removal of Tait, Weller and Baker did any of the events enumerated in paragraphs (1) (v)
(A) through (D) of item 304(a) of regulation S-K occur.

The Funds engaged Cohen McCurdy as it's new Independent Registered Public Accounting Firm on July 28, 2004. At no time proceeding the engaging of Cohen McCurdy did the funds consult Cohen McCurdy regarding either (i) the application of accounting principals to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the funds financial statements or (ii) any matter that was either the subject of a disagreement or reportable event, as such terms are defined in item 304 of regulation S-K.

The Funds have provided Tait, Weller and Baker with a copy of these disclosures and has requested Tait, Weller and Baker to furnish the Funds with a letter addressed to the commission stating whether they agree with the statements made by the funds herein and, if not, stating the respects in which it does not agree.


/s/ Thomas E. Quinn
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Thomas E. Quinn, President of the CornerCap Group of Funds

11/30/04
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Date